Exhibit 5.1

4th Floor, Cayman Financial Centre
Dr. Roy’s Drive
P.O. Box 2510 GT
Grand Cayman, Cayman Islands

Telephone:-	(345) 949 3344
Facsmile:-	(345) 949 2888
Website:-	www.stuartslaw.com

Chris Humphries
Direct line:-	(345) 814 7911
Email:- chris.humphries@stuartslaw.com

Tsingda eEDU Corporation
c/o Stuarts Corporate Services Ltd.
P.O. Box 2510
Grand Cayman KY1-1104
Cayman Islands

24 May 2011

Dear Sirs

Re Tsingda eEDU Corporation

We act as legal counsel to Tsingda eEDU Corporation (the “Company”) in connection with the registration statement on Form S-8 provided to us (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by the Company, with the Securities and Exchange Commission. We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1.

the Certificate of Incorporation dated 27 September 2006, the Certificate of Incorporation on Change of Name dated 17 November 2010 and the Memorandum and Articles of Association of the Company dated 27 September 2006;

2.	copy of the written resolutions of the Company dated 22 May 2011 in relation to the approval of the Registration Statement and issue of shares in the Company (the “Resolutions”);

3.	a certificate from a director of the Company dated 7 April 2011 a copy of which is annexed hereto (the “Director’s Certificate”); and

Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion relates only to the laws of the Cayman Islands as they exist at the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate, the Registration Statement and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

1.	The Register of Members will be updated to reflect the issue of the Shares (as defined below) immediately such shares are issued.

2.

The copies of the Memorandum and Articles of Association, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same.

3.	The corporate records of the Company examined by us on 29 April 2011at its Registered Office constitute its complete and accurate corporate records.

4.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

Opinion

Based solely the Resolutions and the Director’s Certificate and upon the assumptions and such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands the ordinary shares in the Company (the “Shares”) issued pursuant to the 2011 Equity Incentive Plan (the “Plan”), when duly issued and fully paid in accordance with the Registration Statement will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Qualifications

Under section 215 of the Companies Law (2010 Revision) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company. So far as we are aware, such power has never been exercised.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given to Tsingda eEDU Corporation and its shareholders for their sole benefit and the benefit of their legal advisers acting in that capacity. Except with our written consent, it is not to be disclosed to or relied upon by any other person.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter and can be relied on until the effectiveness of the Registration Statement. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after such date or of facts of which we become aware after such date.

Yours faithfully

/s/ STUARTS WALKER HERSANT

STUARTS WALKER HERSANT